Exhibit 3.237

STATE OF FLORIDA

ARTICLES OF INCORPORATION

OF

NEW PORT RICHEY HOSPITAL, INC.

The undersigned, acting as incorporators of a corporation under the Florida General Corporation Act, adopt the following Articles of Incorporation:

FIRST: The name of the corporation is NEW PORT RICHEY HOSPITAL, INC.

SECOND: The period of its duration is perpetual.

THIRD: The purpose or purposes for which the corporation is organized are:

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Florida General Corporation Act.

To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals, or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is: Fifty thousand (50,000) each of which shall have a par value of One Dollar ($1.00).

FIFTH: Provisions granting preemptive rights are:

Shareholders shall have preemptive rights to acquire unissued or treasury shares of the corporation.

SIXTH: The street address of the initial registered office of the corporation is c/o C T Corporation System, 100 Biscayne Blvd., City of Miami, Florida 33132, and the name of its initial registered agent at such address is C T Corporation System.

SEVENTH: The number of directors constituting the initial board of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Jack C. Massey	One Park Place, Nashville, Tennessee

Thomas F. Frist	One Park Place, Nashville, Tennessee

R. R. Clayton McWhorter	One Park Place, Nashville, Tennessee

EIGHTH: The name and address of each incorporator is:

NAME	ADDRESS
George F. Robinson	1820 1st. Natl. Bank Tower, Atlanta, GA 30303

Patricia B. Machen	1820 1st. Natl. Bank Tower, Atlanta, GA 30303

Daniel A. Sullivan	1820 1st. Natl. Bank Tower, Atlanta, GA 30303

Dated March 16, 1978.

George F. Robinson

Patricia B. Machen

Daniel A. Sullivan

STATE OF GEORGIA

COUNTY OF FULTON

The foregoing instrument was acknowledged before me this 16th day of March, 1978, by George F: Robinson, Patricia B. Machen and Daniel A. Sullivan of NEW PORT RICHEY HOSPITAL, INC.

Charles A. Coyle, Notary Public

C T Corporation System having been designated to act as Registered Agent hereby agrees to act in this capacity.

C T CORPORATION SYSTEM

By
George F. Robinson Assistant Secretary

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